                                                                   EXHIBIT 10.11

                            DATED: JUNE, 1ST, 1996
                            ----------------------

                               ICU MEDICAL, INC.

                                      AND

                                 BOC OHMEDA AB

                          --------------------------

                            DISTRIBUTION AGREEMENT

                          --------------------------

                          BOC Group Legal Department
                                 Chertsey Road
                                  Windlesham
                                Surrey GU20 6HJ

                               Tel: 01276 477222
                               Fax: 01276 471333

                         Page 1: Printed May 28, 1996

TABLE OF CONTENTS
-----------------

   Clause                                           Page
   ------                                           ----
1.  DEFINITIONS                                        3

2.  APPOINTMENT OF DISTRIBUTOR                         4

3.  EFFECTIVE DATE AND TERM                            5

4.  OHMEDA's RESPONSIBILITIES AND UNDERTAKINGS         7

5.  ICU's RESPONSIBILITIES AND UNDERTAKINGS           11

6.  PRICE                                             13

7.  REGULATORY APPROVALS AND RECALL                   13

8.  INDEMNITY                                         15

9.  INSURANCE                                         17

10. LIMITED PRODUCT WARRANTY                          17

11. SPECIFICATION AND DESIGN VARIATIONS               18

12. QUALITY CONTROL AND PRODUCT IMPROVEMENTS          19

13. TRADEMARKS                                        20

14. INSPECTION AND ACCEPTANCE                         20

15. MUTUAL UNDERTAKINGS                               20

16. CONFIDENTIALITY                                   21

17. FORCE MAJEURE AND EXCESSIVE DEMAND                22

18. TERMINATION                                       23

19. MISCELLANEOUS                                     24


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

THIS AGREEMENT DATED THE 1ST DAY OF JUNE, 1996 BETWEEN

  1) ICU Medical, Inc., a Delaware corporation with an office and place of business at 951 Calle Amanecer, San Clemente, CA 92673, USA (referred to below as "ICU" ) and,

  2) BOC OHMEDA AB, a Swedish company with registered office located at P O Box 631, S-251 06, Helsingborg, Sweden (referred to as "OHMEDA").

IT IS AGREED AS FOLLOWS:

  1. DEFINITIONS

  1.1 In this Agreement:

      "Affiliate"      shall mean any person, firm, company or other legal
                       entity which controls, is controlled by or which is under common control with ICU or OHMEDA.

      "Contract Year"  shall mean each sequential twelve (12) month period during the term of this Agreement commencing with the Effective Date.

      "Effective Date" shall mean the date of execution of this Agreement by both parties.

      "Improvements"   shall mean changes to or developments in needleless
                       connectors together with accessories and components disclosed by either party to the other and developed by ICU during the term of this Agreement which technically or functionally improve upon Products and which ICU offers to the public to replace one or more of the existing Products.

      "Product' or     shall mean ICU's CLAVE needleless injection
      "Products"       valves, to be sold under the Connecta CLAVE trademark,
                       and any similar medical devices in the field of needleless infusion connection (the "Field") which meet the specifications set forth in Appendix 1.1 below as amended by mutual written agreement of the parties and any Improvements.

      "Territory"      shall mean one or more of the nations listed in Appendix
                       1.2.


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2. APPOINTMENT OF DISTRIBUTOR

2.1 As the Products are newly developed and have not previously been marketed in Europe, OHMEDA's representation rights UNDER THIS AGREEMENT ARE TO BE staggered as follows:

     2.1.1 TEST LAUNCH PHASE
           As from the Effective Date, OHMEDA is appointed
           ICU's exclusive distributor for the Products in each of Great Britain, France, Belgium and Holland for a fixed period of six (6) calendar months. During this Test Launch Phase the terms of this Agreement shall apply to the extent applicable, together with the arrangements comprised in the Test Launch Program set out in Appendix 2.1.1.

     2.1.2 FULL LAUNCH PHASE - DIRECT COUNTRIES
           Not less than 30 days prior to the expiration of the Test Launch Phase, OHMEDA shall have the right to submit to ICU written Business Plans for each of the Territories listed in Part A of Appendix 1, such Business Plans to include the information listed in Appendix
           4.5. ICU shall accept or reject each of the Business Plans in writing within 30 days of receipt, unless otherwise agreed. The power to reject is subject to Clause 5.9 below. On the expiration of the Test Launch Phase, OHMEDA shall become the exclusive distributor for the Products with immediate effect, for those Territories listed in Part A of Appendix 1, as to which OHMEDA has received ICU's written acceptance of the Business Plan and subject to the terms of this Agreement.

     2.1.3 FULL LAUNCH PHASE - DISTRIBUTOR COUNTRIES
           At any time on or after the expiration of the Test Launch Phase, OHMEDA shall have the right to submit to ICU a Business Plan for any
                                                                        -------
           one or more of the Territories listed in Part B of Appendix 1 (and in
           -----------
           the terms provided for in clause 4.5) for which it then wishes to act as distributor of the Products. ICU shall review and accept or reject, in writing, all Business Plans within 60 days of receipt unless otherwise agreed. The power to reject is subject to Clause 5.9 below. Upon written acceptance by ICU of a Business Plan for a particular Territory, (with or without amendment as applicable), OHMEDA shall become exclusive distributor for the Products in such Territory with immediate effect and subject to the terms of this Agreement.

           In the event that any such Business Plans are rejected, the applicable nations shall be removed from the definition of Territory for the purposes of OHMEDA's distribution rights.

     2.1.4 At any time after the expiration of the Test Launch Phase, ICU shall have the right, on not less than 60 days written notice, to demand from

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     OHMEDA, a Business Plan for any Territory for which OHMEDA has not then exercised its rights pursuant to clauses 2.1.2 and 2.1.3. The terms of clause 2.1.2 or as applicable 2.1.3 shall apply to any Business Plan then supplied. If OHMEDA fails or elects not to submit any such Business Plans it shall immediately forfeit any distribution rights for the Products in the applicable Territory.

2.2 OHMEDA may appoint sub-distributors to sell the Products in any Territory for which OHMEDA is the exclusive distributor for the Products after written notification to ICU subject to ICU's written approval of the sub-distributor. OHMEDA shall include in each agreement appointing a sub-distributor, provisions to the effect that (i) New York law shall govern with respect to any dispute or litigation between ICU and sub-distributor,
     (ii) the prevailing party in any such litigation shall be entitled to attorneys fees reasonably incurred, (iii) exclusive jurisdiction and venue shall be the state courts of the State of Illinois located in Cook County, Illinois, USA or United States District Court located in Cook County, Illinois, USA., (iv) service of process may be effected by telecopier, telex, facsimile, mail or courier such provisions to be substantially the same in substance as set forth in clause 19.

2.3 Notwithstanding OHMEDA's above appointments as exclusive distributor, ICU shall have the right to sell the Products direct to a customer without obligation to pay OHMEDA commission, when such customer is an original equipment manufacturer or pharmaceutical company who will sell the Products only as a component part of another product.

2.4 Nothing in this Agreement shall preclude ICU from the direct sale or sale through third parties of individual components comprised in the Products without obligation to pay OHMEDA commission.

2.5 In the event that ICU sells the Products or individual components as described in Clauses 2.3 and 2.4, ICU will use reasonable efforts to facilitate a liaison between OHMEDA and such other parties for the limited purpose of ensuring that product performance claims and other regulatory matters are dealt with consistently.

3.   EFFECTIVE DATE AND TERM

3.1 The initial term of this Agreement shall be five (5) years commencing on the Effective Date. This Agreement shall be automatically extended after the five years, unless and until either party elects to terminate it, upon not less than 12 months prior written notice to the other party to expire on or at any time after the fifth anniversary. Notwithstanding the above termination arrangements, this Agreement may be terminated at any time:


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     3.1.1 By mutual consent in writing.

     3.1.2 By either party sixty (60) days after the giving of written notice to the other that the other is in material breach of any of its obligations under this Agreement and has failed to cure such breach during such sixty (60) day period except that material breach of payment obligations must be cured within thirty (30) days of such written notice.

     3.1.3 By either party immediately if any proceeding in bankruptcy, or for reorganization or arrangement, or for the appointment of a receiver or trustee, or any other proceeding under any law for the relief of creditors, shall be instituted by or against the other, or the other shall make an assignment for the benefit of its creditors.

     3.1.4 By ICU where in its reasonable opinion, OHMEDA conducts itself in such a manner as to be detrimental or harmful to the good name, goodwill or reputation of ICU and/or the Products.

     3.1.5 By ICU if in its reasonable opinion it is unable to comply with clause 8.1 on a commercially reasonable basis.

     3.1.6 By ICU if OHMEDA, any Affiliate of OHMEDA to which this Agreement has been assigned, or any entity of which OHMEDA or such an Affiliate is a direct or indirect subsidiary or which directly or indirectly controls OHMEDA or such an Affiliate is acquired by means of a merger, consolidation, purchase of assets, purchase of stock or otherwise.

3.2 In addition to the rights of complete termination provided for above, either party shall have the right, again on not less than 12 months notice to expire on or at any time after the fifth anniversary, to terminate any one or more of the nations of the Territory, whereupon the provisions of clause 18 shall apply to that Territory only and the rights of any sub-distributor appointed by OHMEDA shall terminate as to such Territory.

3.3 ICU shall have the right on not less than 90 days written notice to either terminate OHMEDA's distributorship or convert OHMEDA to a non-exclusive distributor in a Territory (a) in which OHMEDA has not substantially achieved the material objectives of its Business Plan for the preceding 12 months or (b) as to which ICU has rejected OHMEDA's annual Business Plan giving reasonable grounds as provided in clause 5.9, whereupon the provisions of clause 18 shall apply to that Territory only and the rights of any sub-distributor appointed by OHMEDA shall terminate as to that Territory. In the event that OHMEDA's status in a Territory changes to that of a non-exclusive distributor this Agreement shall be equitably adjusted to reflect the change of status.


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

3.4 Either party may terminate this Agreement in respect of a Territory, in the event of the commencement of litigation against either party for infringement of a third party's intellectual property rights in consequence of the sale of the Products in such Territory.

4.  OHMEDA'S RESPONSIBILITIES AND UNDERTAKINGS

4.1 FORECASTS. OHMEDA shall provide ICU each month with a six (6) month rolling forecast of anticipated Product orders, beginning with the first month for which ICU is expected to supply OHMEDA with Products, in the form attached as Appendix 4.1. OHMEDA shall be free from month to month to modify its forecasts of Product orders.

4.2 ORDERS. OHMEDA shall place irrevocable purchase orders for Products with ICU for each month 60 days in advance of the desired delivery date. Purchase orders shall be in writing, and consistent with this Agreement and may be sent by telex or facsimile machine.

4.3 PROMOTION. OHMEDA shall develop energetically and satisfactorily the potential for Product sales. OHMEDA shall keep available at all times for demonstration and evaluation purposes, minimum amounts of each Product as specified in Appendix 4.3 which shall be in a condition appropriate for sales promotion. ICU shall review and approve all advertising and marketing materials prepared by OHMEDA, in advance of their use.

4.4 TRAINING. At its expense, OHMEDA shall train the employees of its customers to use the Products. OHMEDA sales, customer service and technical service representatives must be fully trained in the use of the Products and must have the specific qualifications specified by ICU at the commencement of this Agreement.

4.5 BUSINESS PLANS. OHMEDA shall prepare a written Business Plan for each nation in the Territory annually. All Business Plans shall contain the material listed in Appendix 4.5 and shall be submitted to ICU not less than 90 days prior to the commencement of such Contract Year.

4.6 CUSTOMER SERVICE. OHMEDA shall render prompt and willing service with respect to the Products and shall use its best efforts to handle satisfactorily all matters relating to the sale and servicing of the Products in the Territory. To facilitate timely customer service, manufacturer's support may be requested by OHMEDA. If such support is provided by ICU at ICU's sole direction, it shall be free of charge. If it is supplied at OHMEDA's request, ICU may bill OHMEDA at ICU's then current rates for time and/or travel expenses.

4.7 PAYMENT. The purchase price for all Product orders and service orders and all expenses incurred by ICU in the shipment and delivery of ordered Products and


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    the performance of service orders, including without limitation freight charges, taxes, export and import duties and insurance premiums, shall be payable by OHMEDA to ICU 60 days after delivery of the Products by ICU to a carrier (in case of Product orders) or the date of invoice for services performed. Al1 payments by OHMEDA to ICU shall be made in the currency of the United States of America.

4.8 TITLE AND RISK OF LOSS. Risk of loss in the Products shall pass to OHMEDA upon delivery of the Products to the carrier at ICU's manufacturing facility. ICU shall co-operate with OHMEDA in processing all claims for loss or damage to the Products. Ownership of the Products shall pass to OHMEDA upon their acceptance by OHMEDA following receipt.

4.9 DELAY AND STORAGE. OHMEDA shall be responsible for and shall pay for any delay in accepting delivery, storage and other charges accruing after the arrival of any shipment at OHMEDA's designated destination where such shipment conforms in all respects with OHMEDA's order. If OHMEDA shall fail or refuse to accept delivery of any of the Products ordered by it, and without good reason, OHMEDA shall pay ICU the amount of all expenses incurred by ICU in returning the Products to the original shipping point.

4.10 RESTRICTIVE COVENANT.

     4.10.1 OHMEDA acknowledges that (i) ICU will provide OHMEDA valuable Confidential Information (as defined in clause 16 of this Agreement) and/or trade secrets of ICU, (ii) that the conduct of any Competitive Activity by OHMEDA while OHMEDA is in possession of such information and privy to ICU's product development and marketing strategies could result in the disclosure or use of such Confidential Information and trade secrets and put ICU at a severe competitive disadvantage, and (iii) that ICU would not knowingly disclose such information to any person engaged in any Competitive Activity.

            It is the intention and obligation of the parties to comply with the limitations on the use and disclosure of Confidential Information set forth in clause 16 of this Agreement. In order to avoid the intentional or inadvertent use or disclosure of Confidential Information and trade secrets and to ensure that OHMEDA can effectively and credibly promote and represent the Products, OHMEDA agrees that, during the term of this Agreement and for a period ending six months after the termination of this Agreement (such period to be extended to include any period of violation of this clause 4.10.1) by OHMEDA or period which is required for litigation to enforce this Agreement and during which OHMEDA is in violation of this clause 4.10. 1, OHMEDA shall not, without prior written consent of ICU, engage, directly or indirectly, in any Competitive Activity in any Territory, or in any country in Europe in which any aspect of the research,

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

            design, development, manufacture, clinical testing, marketing, market research (other than general surveys and analysis), demonstration or sale of Products has been carried on by or on behalf of ICU. As used herein the term "Competitive Activity" shall mean engaging in any business, directly or indirectly, whether as a manufacturer, DISTRIBUTOR, manufacturer's representative, dealer, proprietor, partner, joint venturer, employer, agent, employee, consultant, officer, director, or beneficial or record owner (other than as a passive investor owning a minority interest in any entity in which OHMEDA is not involved, directly or indirectly through representation on the board of directors or otherwise, in running the business, and which involves the manufacture, clinical testing, distribution, marketing, demonstration, promotion or sale of Competitive Products. As used herein, the term "Competitive Products" means medical connectors which have all of the following design and performance characteristics: activated by advancing a male Luer into the valve; closed unless activated by a Luer advancing in the valve; easily disinfected by swabbing in the same way as a stretch latex injection site: but expressly excluding those current OHMEDA products listed in Appendix 4.10 hereto and Improvements thereto which do not duplicate all of the foregoing design and performance characteristics. It shall not be a breach of this restriction for OHMEDA or any OHMEDA Affiliate to acquire a business which has as incidental activity a Competitive Product provided OHMEDA demonstrates to ICU that it is taking all reasonable steps to divest it and does divest it within a reasonable time.

     4.10.2 In the event OHMEDA proposes to engage in any Competitive Activity in any of the geographic areas specified in clause 4.10.1, OHMEDA shall give ICU 90 days written notice of its intention to do so. Such notice shall constitute the termination by OHMEDA of this Agreement, effective when given, unless ICU, in its sole and absolute discretion, consents to the Competitive Activity. Strict compliance with this clause 4.10.2 shall relieve OHMEDA of the obligation under clause 4.10.1 to refrain from Competitive Activity for six months after any termination of this Agreement and permit OHMEDA to engage in Competitive Activity 90 days after giving such written notice. Notwithstanding the foregoing, if during the aforesaid 90-day period, OHMEDA engages in any Competitive Activity whatsoever, including any promotion of Competitive Products or any communication to any customers or prospective customers of OHMEDA of its intention to engage in Competitive Activity, (except as a permitted incidental activity of an acquisition) (i) the provisions of this clause 4.10.2 shall immediately cease to be of any force and effect, (ii) OHMEDA shall be subject to and deemed to be in violation of the provisions of clause 4.10.1, and (iii) ICU may take action to enforce this Agreement and/or recover damages.

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            Notwithstanding any provision of this Agreement, ICU is not waiving its patent rights in any jurisdiction and is not waiving the obligations of OHMEDA under clause 16 of this Agreement.

     4.10.3 The conduct by OHMEDA of any Competitive Activity in any Territory, or in any country in Europe shall be a material breach of this Agreement, giving ICU the right to terminate this Agreement under clause 3.1

     4.10.4 OHMEDA acknowledges and agrees that it would be difficult to compensate ICU fully for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that ICU shall be entitled to temporary and injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) and specific performance, to enforce such provisions upon proving that ICU suffered or that there is a substantial probability that ICU will suffer irreparable harm and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief and specific performance shall not, however, diminish ICU's right to claim and recover damages.

     4.10.5 The provisions of this clause 4.10 are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable. For the purpose of determining the geographic scope of the covenant such that if the geographic scope shall be determined by a court of competent jurisdiction to be excessive and invalid, such area shall be severed and the covenant relating to the remaining areas shall be deemed enforceable and remain in full force and effect. In addition, if this clause 4.10 or any portion hereof shall be determined by a court of competent jurisdiction to be excessive and invalid by reason of its extending for too great a period of time or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.

4.11 COMPLIANCE WITH US EXPORT REGULATIONS. OHMEDA understands that the Products and Improvements may require a validated export license to be obtained by ICU from the United States Department of Commerce. OHMEDA agrees to assist ICU to obtain any such required license by supplying appropriate documentation requested by ICU. OHMEDA agrees to comply with US Export Administration Regulations as in effect from time to time and will not re-export any Products outside the Territory without first gaining approval from ICU. Until approval is obtained from the United States Department of Commerce, OHMEDA agrees to obtain similar assurances from its customers.


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

     OHMEDA will also maintain the necessary records to comply with United States Export Administration Regulations.

4.12 TERMS OF PURCHASE OF PRODUCTS BY OHMEDA. All purchases of Products by OHMEDA FROM ICU during the term of this Agreement shall be subject to the terms and conditions of this Agreement. No other terms including standard ICU conditions of sale or standard OHMEDA conditions of purchase shall apply unless expressly agreed in writing by authorized representatives of both parties.

4.13 TERRITORIAL RESPONSIBILITY. OHMEDA shall refrain from establishing or maintaining any branch, warehouse or distribution depot for the Products, or services outside the Territory and shall not engage in any advertising or promotional activities relating to the Products or services directed primarily to customers located outside the Territory.

4.14 SALES TRACKING. OHMEDA shall supply to ICU at its request at reasonable intervals sales tracking information for each Territory in a timely fashion. Such information shall include, but is not limited to, catalog number quantities and prices of Products shipped during the period requested; where possible the facility name and location will also be provided.

5.  ICU'S RESPONSIBILITIES AND UNDERTAKINGS

5.1 CAPACITY. ICU shall maintain manufacturing capacity at the level required to fulfill OHMEDA's forecasted demand for the Products. ICU will maintain reasonable raw material inventory consistent with OHMEDA forecasts and delivery schedules.

5.2 LATEST VERSIONS. ICU shall ensure that Products supplied to OHMEDA are its most up to date versions unless otherwise requested by OHMEDA, provided that ICU shall not be required to replace OHMEDA's inventory of earlier versions of Products.

5.3 ORDERS AND SPECIFICATIONS. ICU shall use all reasonable efforts to fulfill OHMEDA orders for sterilized Products during the term of this Agreement. ICU undertakes that the processing of OHMEDA orders shall be handled no less favorably than any other customer orders. ICU shall manufacture, assemble, package and label the Products in accordance with the specifications as described in Appendix 1 below. The content of all labeling of Products shall be created by OHMEDA and jointly approved by OHMEDA and ICU.

5.4 DELIVERY. ICU shall fulfill all Product orders from OHMEDA so that delivery of the Products to OHMEDA shall be made FOB ICU's Californian facility within 45 days of the placement of the order for that Product with ICU, unless otherwise agreed. If an order cannot be shipped within such time limits after order acceptance, ICU will notify OHMEDA of the anticipated shipping date. ICU will

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

    take all necessary actions to minimize down-time of any affected major equipment. OHMEDA shall be notified by fax, telephone or similar method of communication promptly as to the date of delivery. In the event that any of the Products are not shipped as of the scheduled date specified, OHMEDA shall be given prompt notice by fax, telephone or similar method of communication. When Products become available, ICU shall ship such delayed Products by the fastest method of delivery, and the excess of the expedited delivery charges over normal delivery charges shall be at ICU's expense when events causing such delay were under ICU control.

    ICU shall be responsible for:

    5.4.1 putting the Products in possession of Ohmeda's designated carrier and contracting for their transit,

    5.4.2 obtaining any documents necessary to export them from the United States of America and, so far as it can reasonably do so, to enable OHMEDA to take possession upon arrival, and

    5.4.3 promptly notifying OHMEDA of shipment and delivery to them of any necessary documents of title.

5.5 INVOICES. ICU shall send all invoices for Products to OHMEDA at BOC OHMEDA AB, PO Box 631, S-251 06, Helsingborg, Sweden.

5.6 SALES LITERATURE. ICU shall provide initial quantities of such technical data, drawings, graphic illustrations, artwork and photography as requested by OHMEDA to enable OHMEDA to prepare adequate selling materials and to service the Products. Shipping charges incurred on delivery of sales literature shall be borne by OHMEDA. Large quantities can be ordered from ICU at ICU's standard prices in effect at the time.

5.7 TRAINING. ICU shall undertake a reasonable number of "train the trainers" training courses in Europe free of charge for OHMEDA designated personnel. Such courses shall be in English, shall be of reasonable extent and duration and shall cover the specifications, uses, selling, marketing and operation of the Products including any successor and substitute Products launched from time to time. Both parties shall meet their own travel and accommodation expenses connected with attendance. ICU shall co-operate with the provision of such additional and refresher training as OHMEDA may reasonably require and on terms to be agreed.

5.8 TERRITORIAL RESPONSIBILITY. In the event that OHMEDA does not establish a branch, warehouse or distribution depot for the Products in one of the Territories and ICU appoints another distributor in that Territory, ICU shall impose the same

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

    territorial responsibility on that distributor as described in Clause 4.13 imposed on OHMEDA.

5.9 BUSINESS PLANS. ICU shall not have the power to reject any Business Plan which conforms to the Appendix 4.5 requirements. Business Plans shall be approved or rejected by ICU not more than 60 days after receipt. The first Business Plan for a Territory shall cover the period up to the next 30th September or such longer period, ending on a 30th September, as agreed between the parties. All subsequent Business Plans shall cover an annual period commencing 1st October.

6.  PRICE

6.1 For the Test Launch Phase of this Agreement, the unit price for each Product shall be as in Appendix 6 attached to this Agreement.

    On commencement of the Full Launch Phase and on an annual basis after that date, the parties shall negotiate in good faith as to the need for a price change (increase or decrease) for Products. Any price increase shall be based upon documented total material and direct labor cost increases during the immediately preceding Contract Year, but capped at the percentage increase in the US Consumer Price Index for All Urban Consumers (CPI-U") for Los Angeles-Anaheim-Riverside Average All Items published by the US Bureau of Labor Statistics for the immediately preceding Contract Year.

6.2 Prices shall be inclusive of the costs of preparing the Products for shipment FOB California. OHMEDA shall pay for any additional packing and handling charges for other means of shipment and shall also pay all taxes on the export, import, use or sale of the Products and all related insurance.

6.3 If the parties fail to agree upon pricing for a following period, they shall request an independent auditor to be agreed between the parties (such auditor acting as an expert and not as an arbitrator) to establish an equitable adjustment to the Purchase Price within thirty (30) days after such request and the auditor's determination, absent bad faith, shall be final and binding. The auditor's fees shall be borne in such proportions as the auditor shall determine. The auditor so appointed shall be entitled to call for and inspect the working papers of each of the parties insofar as they affect the pricing dispute only.

7.  REGULATORY APPROVALS AND RECALL

7.1 ICU shall be responsible for regulatory approval of the Products and any applicable sterilization process. ICU shall inform OHMEDA of any Product data required from the Territory to facilitate any regulatory approvals.

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7.2 The Products shall conform to CE marking requirements of European legislation as and when in force in the Territory of Product destination.

7.3 ICU may at its sole discretion, institute and fund any recall or field corrective action. In such circumstances, the actual retrieval of Product used in the field will be undertaken by the OHMEDA service organization and reimbursed by ICU. OHMEDA shall maintain adequate records concerning traceability of Product and in the event that recall, field correction, or the like procedures are required, OHMEDA shall co-operate fully with ICU for expeditious completion of the procedure.

7.4 ICU agrees that Products supplied under this Agreement are and will be manufactured and/or assembled pursuant to the then current US Food and Drug Administration ("FDA") Good Manufacturing Practices ("GMP") regulations (i.e. GMP's, 121 U.S.C. 360 et seq.), and all OHMEDA current internal
                                ------
    regulatory requirements furnished to ICU in writing by OHMEDA as modified from time to time with ICU's consent. ICU shall be responsible for filing all Medical Devices Reports ("MDR's") with the FDA and any other applicable regulatory authority with respect to the Products and handling all follow-ups.

7.5 ICU shall maintain all records and files required by the FDA regulations and any other applicable regulatory authority in respect to the Products and agrees to provide copies of such records and files to OHMEDA as reasonably requested.

7.6 Both ICU and OHMEDA shall be responsible for complying with all federal, state and local laws, rules, regulations, guidelines and the like in the United States and in the Territories as they may apply to the Products and to the parties respective obligations to perform under this Agreement. This shall include without limitation, requirements in the United States with respect to registration of establishments, listing of medical devices, reporting of deaths, serious injuries and certain malfunctions under 21 CFR 803 and the potential for any such events, tracking of medical devices, recalls, safety alerts and process controls. In no event shall either party assume any risk arising out of the other party's failure to comply with such laws, rules, regulations, guidelines and the like, and each party shall co-operate with the other in all respects to facilitate and promote strict compliance with the provisions of this clause.

7.7 Upon ten (10) days prior notice to ICU, OHMEDA shall have the right to conduct vendor qualification audits and quality audits from time to time at reasonable intervals at ICU's manufacturing and engineering facilities to verify, insofar as feasible, ICU's compliance with the above regulatory requirements. Quality audits will start at the supply phase and be based on and limited to Products. ICU will not be required to disclose trade secrets or proprietary processing know-how. If the review of an area of activity considered proprietary by ICU is regarded as essential by OHMEDA for the performance of an effective audit, a non-disclosure agreement satisfactory to ICU will be signed by OHMEDA. ICU

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

    shall, in good faith, promptly correct any deficiencies discovered during such audits.

7.8 In the event of any recall of the Products initiated by ICU and conducted by OHMEDA for safety or efficacy reasons which are directly caused by failure of the Products to:

    7.8.1 conform in all respects to their specifications, or

    7.8.2 be free from defects in design, workmanship or materials,

    ICU agrees to accept them for repair or replacement at ICU's sole cost and expense except as provided below.

    Except as ordered by a governmental agency or as specified in the above sentence, no recall or field modification action shall be initiated without the mutual agreement of the parties unless the initiating party is prepared to bear the charges on its own. Each party shall notify the other if any recall or field modification action is contemplated and both parties shall co-operate in reaching a consistent response. Neither party shall unreasonably withhold any information involving patient safety or efficacy or required recall or field modification action.

8.  INDEMNITY

8.1 ICU hereby promises to indemnify and hold OHMEDA harmless from and against any 3rd party claims, liabilities, damages and costs arising from any sale or use of the Products and Improvements as and when supplied by ICU to OHMEDA, arising through patent, trademark, (other than OHMEDA trademarks), or copyright infringements or misappropriation of trade secrets, provided that ICU is notified promptly in writing and given the necessary authority, information and assistance to defend such action. Any action taken by ICU shall not relieve it of a duty to provide to OHMEDA, at substantially equivalent prices, and otherwise on the same terms as the Products, single use disposable needleless injection valve products which operate in functionally the same way as current Products subject to Clause 3.1.5 above. The above provisions shall not apply to claims based on Products used in a manner for which they were not designed or which were modified by or for OHMEDA, its Affiliates or customers in a manner to become infringing.

8.2 If either party becomes aware of any infringement or threatened infringement in any Territory of any intellectual property rights in the Products, then such party shall immediately inform the other party. In such event the parties shall at their joint expense refer the matter to legal counsel familiar with the law of the


                        Page 15:  Printed May 28, 1996

    Territory concerned, for the purpose of obtaining his/her advice on the chances of success in prosecuting such action. Each party shall make available to the other all information in its possession concerning the subject. ICU may, in its sole discretion (unless the parties agree in writing to the contrary), institute and prosecute such proceedings at its expense. Should ICU elect not to institute and prosecute such proceedings, it shall nevertheless do so if OHMEDA agrees to bear the expense of such proceedings and tenders in advance of each month the estimated cost of prosecuting such proceedings for such month, provided that ICU shall be entitled to withdraw from such prosecution if OHMEDA fails to make all such monthly advances and pay any excess of actual expenses for a month over the amount advanced promptly after receipt of invoice. Nothing in this clause shall affect the other rights and obligations of the parties resulting from such alleged infringement.

8.3 ICU shall indemnify and hold OHMEDA or its affiliates harmless from and against any and all loss, damage or cost, including reasonable legal expenses and counsel fees, for which OHMEDA or its affiliates become liable by reason of third party claims relating to defects in Products including design or manufacture thereof except to the extent that such liability arises from conduct described in clauses 8.4.1, 8.4.2, and 8.4.3.

8.4 OHMEDA agrees to indemnify and hold ICU and its Affiliates and its officers, directors, and employees free and harmless from any loss, damage or cost, including reasonable legal expenses and counsel fees, incurred by reason of claims of 3rd parties, for which ICU becomes liable by reason of:

    8.4.1 acts of OHMEDA or its Affiliates in marketing the Products including, but not limited to (a) misrepresenting the terms of any ICU warranty,
          (b) misstatements or misrepresentations by OHMEDA's, its Affiliates or their employees or agents concerning the capabilities or performance of the Products or availability, delivery dates or any other related term or condition,

    8.4.2 breach of warranties made by OHMEDA, its Affiliates or their employees or agents regarding the Products or their use or performance,

    8.4.3 personal injury claims or property damages arising out of the actions of OHMEDA, its Affiliates or their employees or agents in connection with the Products and which is inconsistent with ICU's advice.

8.5 A party shall have no liability or responsibility of any kind to the other party or its Affiliates under this clause 8 for any claims, demands, suits, costs or actions unless the indemnifying party shall have been notified within a reasonable time of any such claims, demands, suits, costs or actions and shall have had an adequate opportunity to defend. Should the indemnified party desire to have its own counsel participate in any such action or suit, the costs of such counsel


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

      shall be borne exclusively by the indemnified party. The obligation of the parties set out in this clause shall continue notwithstanding the cancellation or termination of this Agreement.

9.    INSURANCE

9.1 Each of ICU and OHMEDA shall maintain, at its own expense, general and product liability policies of not less than $3,000,000. Each party shall provide certificates of insurance to the other party (and in the case of ICU, it shall note OHMEDA's and its Affiliates' interest as a named insured) for information only and such other party shall have no responsibility to review such policies or to determine their adequacy. Each party shall promptly advise the other party of any and all such actions or suits brought against the advising party or its Affiliates relating to products liability or warranty claims for products sold in the Territories. This clause shall survive the cancellation or termination of this Agreement

10.   LIMITED PRODUCT WARRANTY

10.1 Limited Product Warranty. Within the expiration date of the Product ICU warrants all Products sold under the Agreement (i) to be free from defects of design, material and workmanship when delivered, (ii) to conform strictly to the applicable published specifications for such Products, as in effect from time to time, and (iii) to be manufactured and packaged in accordance with the FDA's then current GMP's and any other laws and regulations for the time being in force in the United States of America. These warranties shall survive any inspection delivery, acceptance of payment for Products but no later than 60 days after OHMEDA becomes aware of any defect. If any Products sold and delivered by ICU to OHMEDA breach any of these warranties, ICU in its sole discretion will either replace the same including if requested by OHMEDA, carriage CIF (Incoterms 1990) to the end user delivery point of the order being replaced or credit OHMEDA, within 30 days, the invoice price of the same together with OHMEDA's incurred transport expenses in delivering the defective Product to end user if applicable. The design warranty given above shall not apply in respect of Products manufactured to designs provided by or on behalf of OHMEDA.

 10.2 Disclaimer and Limitation. WITH THE EXCEPTION OF THE WARRANTIES PROVIDED UNDER CALIFORNIA COMMERCIAL CODE SECTION 2312, WHICH ICU AND OHMEDA AGREE IS APPLICABLE TO THE PRODUCTS SOLD BY ICU TO OHMEDA, THE FOREGOING WARRANTIES ARE GIVEN IN LIEU OF ALL OTHER PRODUCT WARRANTIES OR GUARANTIES, EXPRESSED OR IMPLIED, RESPECTING PRODUCTS DELIVERED AND SOLD BY ICU TO OHMEDA, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE OR COMPLIANCE WITH THE LAWS AND REGULATIONS OF ANY

                         Page 17: Printed May 28, 1996

      JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA. EXCEPT AS PROVIDED IN CLAUSE 10.1 ABOVE, ICU SHALL NOT BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES. THE PRECEDING SENTENCE SHALL NOT RELIEVE ICU FOR TORT LIABILITY FOR PRODUCTS DEFECTS UNDER GOVERNING LAW.

10.3 Subject to the limitations in clause 10.2 above, the representations and warranties in clause 10.1 shall survive inspection, testing and acceptance of Products.

10.4 ICU agrees that sub-distributors appointed by OHMEDA with ICU's written approval shall be entitled to rely upon the representations, warranties and covenants in clause 10.1 above, subject to the disclaimers and limitations in clause 10.2 above, to the same extent as if made directly to sub-distributors.

10.5 ICU shall maintain test records, drawings and serialization lot numbers and a traceability file of Products sold to OHMEDA. ICU shall provide OHMEDA with serialization lot numbers and a Certificate of Release for the Products at shipment as specified in the Vendor Specification shown at Appendix 1.

10.6 The parties shall co-operate in the exchange of data on all product complaints in accordance with such complaint handling procedures as agreed. ICU shall co-operate fully with OHMEDA in performing complaint investigations and failure analyses as required by FDA GMP regulations or any regulations applied by regulatory authorities in the countries of the Territory as applicable.

10.7 All of the provisions of this clause 10 shall survive the cancellation or termination of this Agreement.

11.    SPECIFICATION AND DESIGN VARIATIONS

11.1 Specifications for Products and accessories are listed in Appendix 1 attached. It is recognized that from time to time ICU may, consistent with such specifications and with quality performance of Products in their present form, make changes which are deemed Improvements or substitute components of the Products. OHMEDA shall be notified in writing by means of a validation package submitted in accordance with ICU's standard practices prior to the institution of Improvements or substitution of components unless otherwise agreed and OHMEDA reserves the right to reject the Improvements if they fail to meet Product specification or if they adversely affect fit, form, or function or regulatory approvals of the Products. In such case, OHMEDA may elect to continue to receive Products meeting the specifications prior to such Improvements or substitution of components. Should such Improvements or substitution of components or OHMEDA's election to continue to receive Products meeting the specifications prior to such Improvements result in either an increase or decrease in ICU's costs of production of the Products, then the parties shall

                         Page 18: Printed May 28, 1996
      immediately negotiate in good faith equitable adjustments to the pricing of the Products.

11.2 OHMEDA may, during the term of this Agreement, request that ICU make such changes to Products as OHMEDA in its good faith judgment considers are required, inter alia, by market conditions, customer requirements, or
                ----------
      changes in OHMEDA products. If ICU agrees to make such changes, the parties shall negotiate an equitable reimbursement for implementing them, including any adjustment in prices for Products.

11.3 If the parties believe any such revision may require regulatory approval of the FDA or other regulatory agency, any such submission shall be made by ICU after consultation with OHMEDA. If the revision is at the request of OHMEDA, it will bear all costs associated with resubmission to the FDA and other regulatory agencies.

11.4 ICU shall maintain design responsibility and shall be responsible for complaint investigation. OHMEDA shall inform ICU of any adverse customer feedback or complaints in a timely manner.

12.   QUALITY CONTROL AND PRODUCT IMPROVEMENTS

12.1 ICU shall maintain a quality assurance program which, without limitation, shall include incoming component and raw material inspection, inspection of work in progress and final kit inspection. All criteria for inspection at each inspection point shall be in writing and kept current with the requirements provided by OHMEDA and the requirements of the FDA GMP regulations. Inspection results shall be documented in writing, dated and maintained as permanent records and subject to audit by OHMEDA.

12.2 The parties recognize that as the Products are innovative and have not previously been tried and tested in the Territory, there may be scope for Improvements.

12.3 The parties shall share with each other under conditions of confidentiality as provided in Section 16 hereof, ideas they generate during the term hereof that could be used to improve one or more of the Products. With regard to any Improvements generated by OHMEDA which improve both the Products and one of OHMEDA's existing products as set forth in Appendix 4.10 hereto, OHMEDA shall grant to ICU an irrevocable, worldwide, royalty free, exclusive (except as to OHMEDA, its Affiliates and customers) right to use such OHMEDA-generated idea, whether patentable or not, to improve the Products. With regard to OHMEDA-generated ideas which improve the Products, but do not improve at least one of OHMEDA's existing products, as set forth in Appendix 4.10 hereto, OHMEDA shall assign any such OHMEDA-generated idea as well as any intellectual property rights in the idea to ICU. With regard to any intellectual

                         Page 19: Printed May 28, 1996
      property rights so assigned to ICU, ICU shall grant to OHMEDA an irrevocable, worldwide, royalty free, non-exclusive right to use such OHMEDA-generated ideas in future OHMEDA products. In addition, OHMEDA will execute all documents reasonably necessary to perfect such assignment or prosecute any patent application filed to protect the idea at ICU's expense. Any Improvement assigned from OHMEDA to ICU shall be deemed to be included in the definition of "Products" set forth herein.

13.   TRADEMARKS

13.1 Products shall be sold under the "Connecta CLAVE" name. "Connecta" is a registered trademark of BOC OHMEDA AB. This name shall appear in a clearly visible place on packaging using the OHMEDA supplied sample labels, packaging and instructions. Supporting materials and manuals shall bear the same marking. Such marking is approved by both parties, provided that no ancillary trademark or service mark rights or licenses are conveyed. Other than the rights specified, and those provided in accordance with commercial codes or other local laws regarding the sale of goods, this Agreement provides no separate rights or licenses for either party to use the trademarks, copyrights, or patents of the other.

13.2 ICU will provide OHMEDA with materials for inclusion into OHMEDA's manuals for the Product supplied to OHMEDA, provided that ICU shall have a right to inspect and approve (which approval shall not be unreasonably withheld or delayed) before publication, that portion of such manuals that relate to the Products.

13.3 The labels, packaging and instructions for Products shall be incorporated by ICU into its documentation system and included as official ICU documents in all government filings required by this Agreement.

14.   INSPECTION AND ACCEPTANCE

14.1 OHMEDA shall have the right to inspect Products at the time of their actual receipt. In the event that no notice of defects is provided to ICU within five (5) working days of actual receipt, the associated Products shall be deemed accepted. This acceptance shall not affect the warranty or indemnity provisions of this Agreement. Upon acceptance, ownership of the Products shall pass from ICU to OHMEDA. In the event of rejection, risk of loss shall revert to ICU.

14.2 ICU shall conduct analysis of rejected or returned Products. ICU shall provide OHMEDA with a written failure analysis report on any rejected or returned Products within thirty (30) days of return.

15.   MUTUAL UNDERTAKINGS

15.1  OHMEDA and ICU represent and warrant one to the other that:

                         Page 20: Printed May 28, 1996

      15.1.1 it is a company duly organized, validly existing, and in good standing under the laws of the state of its incorporation;

      15.1.2 it has the corporate power to own its assets and to carry on the businesses now being conducted;

      15.1.3 execution and delivery of this Agreement have been duly authorized in accordance with the applicable laws of its state of incorporation, and its own certificate of incorporation and bye-laws; and

      15.1.4 it is under no legal or equitable restriction or obligation preventing undertaking or discharging its obligations under this Agreement.

16.   CONFIDENTIALITY

16.1 The parties recognize the necessity of disclosing to one another not only the basic proprietary technology and information existing at the time of execution of this Agreement, but further, from time to time, additional proprietary developments, improvements and business information. For the purposes of this clause, the term "Confidential Information" shall apply to data suitably identified and not otherwise excluded from the definition pursuant to this section concerning research, design, development, manufacture, use, clinical testing, marketing strategies, market research, pricing information, production capacity and Improvements of or relating to Products. The parties agree to the following obligations of confidentiality, which shall survive expiration of this Agreement.

16.2 For the period of this Agreement and for a period of five (5) years following the end of this Agreement, neither party shall use nor permit its Affiliates to use the disclosed Confidential Information except as necessary for the purposes of this Agreement. Each party shall maintain confidential to itself and applicable Affiliates with a need to know, and shall not disclose to third parties, Confidential Information disclosed by the other party, treating it with the same degree of care as that party would treat its own Confidential Information. Both parties shall cause theirs and their Affiliates directors, officers, employees, agents and representatives to observe the terms of this confidentiality provision.

      16.2.1 The confidentiality obligations under this clause shall not apply to:

               a) information which is or becomes part of the public domain through no fault or act of the party receiving the information; or

               b) information which the receiving party can establish by written documents was in his possession prior to disclosure; or

              c) information received from a third party which is lawfully in possession thereof not in breach of any obligation of confidentiality to the disclosing party; or

                       Page 21: Printed May 28, 1996
                                                                               /

               d) information any receiving party (the "Recipient") is required to disclose by law, order or regulation of a governmental agency or a court of competent jurisdiction; provided, that the Recipient uses its reasonable efforts, which shall include timely notice to the other party and cooperative joint efforts, to obtain protective orders or other available assurances of confidentiality, and provided further that except to the extent of such disclosure contemplated by this sub-paragraph (d) the confidential obligations of this clause 16 shall continue to apply; or

               e) information the Recipient is required to disclose to any governmental agency for purposes of obtaining approval to test or market the Products to the extent that such information thereby becomes part of the public domain. In such event the Recipient shall provide notice to the other party of such disclosure.

16.3 In order to implement these confidentiality obligations, both parties submitting information to the other party which it considers confidential shall mark such information with a proprietary, confidential or similar notice. If such Confidential Information is disclosed orally by a party it shall be followed by a writing, within ten (10) days of such oral disclosure, summarizing details of the disclosure and indicating said information was confidential.

16.4 ICU and OHMEDA represent and warrant that each has or will have contracts of secrecy and non-use with any employees, consultants and agents who shall have access to any of the Confidential Information and in terms which at least comply with the requirements of this clause. OHMEDA gives the same warranty on behalf of its Affiliates.

16.5 Upon the termination of this Agreement for any reason, ICU and OHMEDA shall each deliver to the other (without retaining copies), any and all documents or other written information containing any Confidential Information of the other party.

17. FORCE MAJEURE AND EXCESSIVE DEMAND

17.1 In the event that ICU is unable to carry out its obligations under this Agreement due to acts of God or of the public enemy, war, insurrection, mob violence, civil commotion or riots, strike, lockouts, labor disputes, fires, floods, earthquakes, epidemics, quarantine restrictions, freight embargoes, unusual delays in transportation, lack of shipping facilities, unavoidable casualty, accidents, abnormal amounts of inclement weather or unusually severe weather, changes in governmental policy, laws or regulations (including but not limited to impositions or quotas of limitations of shipments), or any other cause or causes beyond the control of ICU or its suppliers, whether herein above specified or not, ICU shall be permitted to extend the time of performance of its obligations to

                      Page 22: Printed May 28, 1996
     such extent as may be necessary to enable ICU and its suppliers to complete performance in the exercise of reasonable diligence after the cause or causes of delay have been removed. In the event any such delay continues for a period of more than six months, either party may terminate this Agreement by so notifying the other party in writing.

17.2 If Force Majeure affects ICU's manufacturing capability for the Products, ICU shall, at OHMEDA's request, sub-contract manufacture of the Products to OHMEDA or an OHMEDA Affiliate for the period of the Force Majeure. In such circumstances, ICU shall co-operate fully with OHMEDA and at ICU's expense, in the provision of all necessary technology, technical and regulatory support together with any tooling recoverable from ICU's facility, as may be required.

17.3 In the event that world-wide demand for the Products exceeds ICU's manufacturing capacity, ICU shall be excused from supplying OHMEDA's total requirements for the Products, subject to OHMEDA having entitlement to its proportionate share of the Products produced. Such share shall be equal to the ratio that the number of each type of Product purchased by OHMEDA in the previous Contract Year bears to the total number of that type of Product produced at ICU's manufacturing facility during the same period.

18.  TERMINATION

18.1 OHMEDA'S DUTIES UPON TERMINATION. Upon termination of this Agreement for any reason whatsoever, OHMEDA shall:

     18.1.1 cease immediately from acting as a distributor for ICU and abstain from making further sales of Products except with the written approval of ICU except that Ohmeda may continue to sell existing inventory to then current customers;

     18.1.2 immediately cease making use of any sign, printed material, trademarks or trade name identified with ICU and refrain from holding itself out as having been formerly connected in any way with ICU; and

     18.1.3 not dispose of any Products purchased from ICU except to ICU or to a company appointed by ICU, or in a manner approved by ICU.

18.2 ICU'S DUTIES UPON TERMINATION SHALL BE AS FOLLOWS:

     18.2.1 ICU may accept at its discretion in accordance with ICU's then current published Returned Goods Policy the return of certain Products then held unsold by OHMEDA, in original packaging. The repurchase price shall be the net ex-works price as invoiced by ICU for the goods in question. OHMEDA shall meet the costs of their return CIF ICU facility in California.


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

     18.2.2 ICU shall cease making use of any packaging, printed materials, trademarks or trade names identified with OHMEDA.

     18.2.3 ICU shall ensure that arrangements are put in place to supply any outstanding customer orders as notified by OHMEDA and in the case of the Territories listed in Appendix 1, List A, future customer demand for the Products, for not less than 12 months after termination. ICU shall indemnify OHMEDA against all damages, costs and expenses payable by OHMEDA to customers for non fulfillment of customer orders outstanding at termination, through breach of this term.

18.3 OHMEDA and ICU acknowledge and agree that upon termination of this Agreement with due notice, except as provided above, neither party shall be liable to the other for any damages (whether direct, consequential or incidental, and including expenditures, loss of profits or prospective profits of any kind) sustained or arising out of or alleged to have been sustained or to have arisen out of termination with due notice. However, such termination shall not excuse either party from any breach of this Agreement, from amounts owing from one party to the other or from any other obligations surviving termination of this Agreement, and full legal and equitable remedies shall remain available for any breach of this Agreement or any obligation arising from it. This clause 18.3 shall survive the termination of this Agreement.

19.  MISCELLANEOUS

19.1 Any payments, notices, requests, instructions, or other documents to be given under this Agreement, shall be in writing, and delivered personally or sent by certified or registered mail, prepaid, unless otherwise directed, as follows:

     If to ICU:     President
                    ICU Medical Inc.
                    951 Calle Amanecer,
                    San Clemente, CA 92673 USA

     If to OHMEDA:  Managing Director
                    BOC OHMEDA AB
                    P O Box 631
                    S-251 06 Helsingborg
                    Sweden


                         Page 24: Printed May 28, 1996

     WITH COPY TO:  The BOC Group pic
                    Chertsey Road
                    Windlesham
                    Surrey GU20 6HJ
                    Great Britain
                    Attention: Legal Department

     Either party may change the person or address to which such notices are being sent by giving written notice to the other in the manner provided in this Agreement. Any such payments, notices, requests, instructions or other documents provided for in this Agreement, shall be deemed delivered when hand delivered or posted prepaid airmail or when sent and received by telex or telecopy. In the case of posting, delivery shall be deemed effective 5 business days after the date of posting and in the case of telex and telecopy, 1 business day after the date of transmission.

19.2 Neither party may assign this Agreement, or their rights or obligations, without prior consent of the other; provided that upon written notice, OHMEDA shall have the right to assign this Agreement to any of its Affiliates who agrees in writing to be bound by each and all of OHMEDA's obligations.

19.3 This Agreement constitutes the entire Agreement between the parties regarding its subject matter and supersedes all prior understandings of the parties. There are no promises, terms conditions or obligations of the parties pertaining to that subject matter other than as contained in this Agreement. No interpretation, change, termination or waiver of any of the provisions shall be binding upon either party unless in writing and signed by its authorized officer. The terms of this clause shall supersede the Confidence Agreement entered into between ICU and OHMEDA Inc., dated 18 October 1995 which shall have no further force and effect.

19.4 The relationship of the parties is strictly contractual, and is not that of a joint venture, partnership, agency or employment. Neither party, nor their agents or Affiliates is authorized to bind the other. No agent of either party is authorized to make any representations, promise, or warranty not contained in this Agreement.

19.5 No waiver of any provisions of, or default under this Agreement shall affect the right of either party to enforce that provision or any other provision or to exercise any right or remedy in the event of other default, whether similar or dissimilar.

19.6 All disputes between the parties arising out of this Agreement or as to any matters related to but not covered by this Agreement shall be governed by the laws, without regard to the laws as to choice of laws, of the State of New York. Each party hereto on behalf of themselves and their respective Affiliates


                         Page 25: Printed May 28, 1996
      consents to the exclusive jurisdiction and venue of State courts of the State of Illinois located in Cook County, Illinois, USA and/or the United States District Court located in Cook County, Illinois, USA with respect to all disputes arising out of, or related to but not covered by, this Agreement and consents to service of process by written notice given as provided in clause 19.1 of this Agreement.

19.7  This Agreement is binding on the successors and assignees of the parties.

19.8 In the event this Agreement is required to be registered with any governmental authority, OHMEDA shall cause such registration to be made and bear any expense or tax payable in respect of such registration.

19.9 Notwithstanding anything to the contrary contained in this Agreement, neither this Agreement, a modification of any provision of this Agreement, nor a new provision of this Agreement shall be effected by an order, acknowledgment or other form submitted by either party containing different or additional provisions.

19.10 This Agreement may be executed in counterparts, each of which will be an original, but both of which together shall constitute one instrument.

19.11 The clause and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.12 Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties any right or remedy under or by reason of this Agreement.

19.13 The prevailing party shall be entitled to recover all costs and expenses reasonably and properly incurred, including attorneys' fees at the hourly rates usually charged by that party's attorneys, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement.

19.14 The terms of this Agreement are severable and if for any reason any terms should be unenforceable or invalid, the rest of the Agreement shall remain in full force and effect.

19.15 This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. All reference in this Agreement to "parties" refer to parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Articles and Sections are to Articles and Sections of this Agreement unless expressly indicated otherwise. References in this Agreement to "provisions" of this Agreement refer to the terms, conditions and promises contained in this Agreement. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and

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

      the singular or plural number includes the other. "Including" means "including without limitation." "Or" is inclusive and includes "and."

IN WITNESS the parties have caused this Agreement to be executed by their respective duly authorized officers, the day and year written below.


                                       ICU Medical, Inc.

                                         By: /s/ George A. Lopez, M.D.
                                            ---------------------------------
                                             George A. Lopez, M.D., President
                                            ---------------------------------
                                            Name      Title

                                            Name      Title

                                       BOC OHMEDA AB

                                         By: /s/ Joseph W. Pepper
                                            ---------------------------------
                                             JW PEPPER,  President
                                            ---------------------------------
                                            Name        Title


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

                                 APPENDIX 1.2

                                   TERRITORY

Territories shall mean the geographic boundaries of the following nations, existing as of the date of this Agreement and as they may be from time to time altered or modified, whether by treaty, conquest, purchase or otherwise, and all of the political territorial subdivisions within such territories (including any independent nation, republic or other political or legal jurisdiction, which was at the date of this Agreement within any such nations):

                          PART A - Direct Countries:

Andorra, Belgium, Denmark, Finland, France, Germany, Gibraltar, Great Britain, Ireland, Luxembourg, Monaco, Netherlands, San Marino, Spain, Sweden

                        PART B - Distributor Countries:

Albania, Austria, Bulgaria, Czech Republic, Greece, Hungary, Iceland, Italy, Liechtenstein, Malta, Norway, Poland, Portugal, Romania, Slovakia, Switzerland, Turkey, the former Union of Soviet Socialist Republics ("USSR") (consisting of Armenia, Azerbaydyhan, Belarus, Estonia, Georgia, Kazakhstan, Kirghizstan, Latvia, Lithuania, Moldavia, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan), and the former Yugoslavia (consisting of Bosnia Herzegovina, Serbia, Montenegro, Kosovo, Macadonia, Vojvodina, Croatia and Slovenia).


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